UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2011

ARQULE, INC.
(Exact Name of Issuer as Specified in Charter)

Delaware	000-21429	04-3221586
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

19 Presidential Way
Woburn, MA
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(Address of principal executive offices)

01801

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(Zip code)

(781) 994-0300
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(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On November 10, 2011, ArQule, Inc. (“ArQule” or the “Registrant”) announced that on November 8, 2011 it entered into a license and co-commercialization agreement (the “License Agreement”) with Daiichi Sankyo Co., Ltd. (“Daiichi Sankyo”) to develop and commercialize a new kinase inhibitor, designated as ARQ 092, and related back-up compounds.  ARQ 092 is the first clinical compound to emerge from the previously reported collaborative research, development and license agreement entered into by ArQule and Daiichi Sankyo in November 2008 to exploit ArQule’s kinase inhibitor, or AKIP™, platform.

The License Agreement provides for the payment from Daiichi Sankyo to ArQule of a $10 million upfront fee.  In addition to the $10 million payment, the License Agreement calls for up to an additional $255 million in potential clinical development, regulatory and sales milestone payments. Upon commercialization of ARQ 092 or a backup compound, ArQule will also receive tiered, double-digit royalty payments on net sales of that product.

Under the License Agreement, collaboration compounds will be licensed exclusively to Daiichi Sankyo on a world-wide basis, with ArQule retaining the option to co-commercialize licensed compounds in the U.S.   In general, Daiichi Sankyo will be responsible for all development and commercialization costs and reimburse ArQule for any such costs incurred by it.

A copy of the Registrant’s November 10, 2011 press release announcing the transaction is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

99.1 Text of press release announcing transactions referred to herein dated November 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARQULE, INC.
(Registrant)

/s/ Peter S. Lawrence
Peter S. Lawrence
President and Chief Operating Officer

November 10, 2011

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